Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-128159) of Dresser-Rand Group Inc. of our report dated March 31, 2006 relating to the financial statements and financial statement schedule of Dresser-Rand Group Inc. (Successor) and our report dated May 12, 2005, except as to the information contained in Note 26 for which the date is January 16, 2006, relating to the combined financial statements and financial statement schedule of Dresser-Rand Company (Predecessor), which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Buffalo, New York
April 4, 2006